Exhibit 4.108

Loan Agreement

Contract No. : TL1400018P

Borrower : Ganglian Finance Leasing Co., Ltd

Lender : Bank of East Asia (China) Limited Shijiazhuang Branch

Signing Date : August 4, 2014

Loan Amount : RMB105,000,000

Length of maturity : From August 4, 2014 to August 4, 2016

Use of Loan : Vehicle Purchase

Loan Interest : 6.765%

Date of Draft : August 4, 2014

Withdrawal Amount : RMB105,000,000

Payment Method: The interest should be repaid by quarterly. The principal shall be repaid at the end of 6 th month, 12th month, 18th month and 24th month with the principal amount RMB5,000,000, RMB10,000,000,RMB10,000,000 and 80,000,000 separately .

Repayment Date : August 4, 2016

Loan Guarantee : Guaranty of Mortgage, Guaranty of Pledge, Guaranty of Guarantee

- Hebei Ruiliang Trading Co., Ltd entered into The Maximum Mortgage Contract with the lender, with the contract no. TL1400018P,

Which to take Kaiyuan Tower property as collateral for the assessment value of RMB 210,000,000.

- Hebei Ruiliang Trading Co., Ltd entered into The Maximum Pledge Contract with the lender, with the contract no. TL1400018P,

Which to take rent receivable of Kaiyuan Tower as pledge.

-Mr. Li yong hui entered into the Guarantee Contract with lender, with the contract no. TL1400018P.